Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated January 29, 2008, with respect to the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and Statement of Financial Accounting Standards No. 123(R), Share-Based Payments) and internal control over financial reporting of Chattem, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended November 30, 2007, which is incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said reports in this Registration Statement of Chattem, Inc. on Form S-3, and to the use of our name as it appears under the caption “Experts.”

Charlotte, North Carolina

May 2, 2008